Exhibit 99.7

TEMPO AUTOMATION, INC.

AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN RESTRICTED

STOCK UNIT AWARD GRANT NOTICE

Tempo Automation, Inc., a Delaware corporation, (the “Company”) hereby grants to the individual set forth below (the “Participant”), pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (as may be amended from time to time, the “Plan”), an award of Restricted Stock Units (“RSUs”). Each RSU represents the right to receive one (1) Share (as defined in the Plan). This award of RSUs is subject to all of the terms and conditions set forth in this Grant Notice, the Restricted Stock Unit Agreement attached hereto as Exhibit A (the Grant Notice and the Restricted Stock Unit Agreement together, the “Agreement”) and the Plan, each of which is incorporated herein by reference. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Participant:	[●]

Grant Date:	[●]

Total Number of RSUs:	[●]

Vesting Schedule:	I. Time-Vest RSUs

Fifty percent (50%) of the total RSUs granted hereunder (the “Time- Vest RSUs”) shall vest according to the following schedule, subject to and conditioned upon the Participant’s Continuous Service Status through each applicable vesting date:

•	one-third of the Time-Vest RSUs shall vest on the first anniversary of the Grant Date (the “Initial Vesting Date”); and

•	thereafter, one-twelfth of the Time-Vest RSUs shall vest on each three-month anniversary of the Initial Vesting Date.

II. Performance-Vest RSUs

The remaining fifty percent (50%) of the total RSUs granted hereunder (the “Performance-Vest RSUs”) shall be eligible to vest according to the following schedule, subject to and conditioned upon the Participant’s Continuous Service Status through the applicable Performance Vesting Date (as defined below):

•	50% of the Performance-Vest RSUs shall be eligible to vest with respect to the first Performance Quarter (as defined below) during which the publicly traded company resulting from the Merger (as defined below) (the “Post-Closing Company”) achieves $15 million or greater in sales revenue (as calculated in accordance with generally accepted accounting principles in the United States, “Sales Revenue”), as determined by the Administrator in its sole discretion.

•	The remaining 50% of the Performance-Vest RSUs shall be eligible to vest with respect to the first Performance Quarter during which the Post-Closing Company achieves $5 million or greater in Adjusted EBITDA (as defined in the Merger Agreement (as defined below)), as determined by the Administrator in its sole discretion.

As soon as practicable following the conclusion of each Performance Quarter (but in no event more than ninety (90) days thereafter), the Administrator shall determine (each such date of determination, a “Performance Vesting Date”) the Post-Closing Company’s Sales Revenue and Adjusted EBITDA for such Performance Quarter and the number of Performance-Vest RSUs (if any) that have become vested as of the Performance Vesting Date with respect to such Performance Quarter.

For clarity, (i) in no event shall more than 100% of the Performance-Vest RSUs become vested, and (ii) the two performance-vesting conditions described above may both be satisfied with respect to the same Performance Quarter.

For purposes of this Agreement, the following terms shall have their respective meanings set forth below:

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Merger” means, collectively, the transactions contemplated by the Merger Agreement.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of October 13, 2021, by and among ACE Convergence Acquisition Corp., ACE Convergence Subsidiary Corp. and the Company, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Performance Quarter” means each fiscal quarter of the Post-Closing Company that commences following the Closing and ends on or prior to the fifth (5th) anniversary of the Closing Date.]

Payment:	The RSUs shall be paid to the Participant in Shares in accordance with Section 5 of the Restricted Stock Unit Agreement.

Termination:	[Any Performance-Vest RSUs that remain outstanding and unvested as of the later of (i) fifth (5th) anniversary of the Closing Date and (ii) the first Performance Vesting Date that occurs after the fifth (5th) anniversary of the Closing Date, (after taking into account any vesting that occurs on such date, if any) will automatically be cancelled and terminate on such later date without consideration therefor. Additionally,] any RSUs that do not become vested on or prior to the date of the Participant’s termination of Continued Service Status for any reason (after taking into account any vesting that occurs in connection with such termination, if any) shall terminate and be forfeited as of the date of such termination of Continued Service Status without payment of consideration therefor.

By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant has received and reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands the provisions of this Agreement and the Plan. The Participant and, if applicable, his or her spouse or registered domestic partner, shall, concurrently with the execution of this Agreement, sign and deliver to the Company the Consent of Spouse or Registered Domestic Partner attached to this Grant Notice as Exhibit B. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

[Signature Page Follows]

TEMPO AUTOMATION, INC.	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

RESTRICTED STOCK UNIT AGREEMENT

1.             Grant. Pursuant to this Restricted Stock Unit Agreement (this “Agreement”), in consideration of the Participant’s past and/or continued status as an Employee or Consultant and for other good and valuable consideration, the Company hereby grants to the Participant under the Plan an award of that number of RSUs indicated in the Restricted Stock Unit Award Grant Notice (the “Grant Notice”), upon the terms and conditions set forth in the Plan and this Agreement.

2.             Plan Incorporated By Reference. Notwithstanding anything to the contrary anywhere else in this Agreement, the RSUs are subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference and which shall control in the event of any inconsistency between this Agreement and the Plan.

3.             RSUs. Each vested RSU represents the right to receive payment, in accordance with Section 5 below, of one (1) Share. Prior to actual payment of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4.             Vesting; Forfeiture. The RSUs shall vest and be subject to termination and forfeiture as set forth in the Grant Notice.

5.             Payment of Vested RSUs. Shares subject to any RSUs that become vested in accordance with the Grant Notice shall be issued to the Participant (or, in the event of the Participant’s death, his or her estate) as soon as administratively practicable following the date on which such RSUs became vested (without regard to whether the Participant is an Employee or a Consultant on such issuance date), but in no event later than March 15th of the calendar year immediately following the calendar year in which such RSUs become vested.

6.             Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, in such form of consideration as the Administrator may deem acceptable, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant’s employment tax obligations, if any) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. If and to the extent determined appropriate by the Administrator, any such taxes up to the minimum amount required by statute (or at such other rate as the Administrator determines will not result in adverse accounting consequences to the Company) will be satisfied by reducing the number of Shares issued to the Participant pursuant to Section 5 above. The Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant arising in connection with the RSUs.

7.             Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares that may become deliverable hereunder unless and until such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

8.             Non-Transferability. Except as to the limited extent provided in Section 7 above, the RSUs and the rights and privileges conferred thereby, including without limitation the Shares issuable in respect of vested RSUs, may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

9.             Additional Conditions to Issuance of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any Shares pursuant to this Agreement prior to the fulfillment of the conditions set forth in Section 15 of the Plan. In addition, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate, as applicable), such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company.

10.	Transfer Restrictions.

a.             Securities Laws Compliance. The Participant agrees and acknowledges that the Participant will not transfer in any manner the Shares issued upon settlement of the RSUs granted pursuant to this Agreement unless (i) the transfer is pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended from time to time or the rules and regulations in effect thereunder (the “Securities Act”), or (ii) counsel for the Company shall have reasonably concluded that no such registration is required because of the availability of an exemption from registration under the Securities Act. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

b.             Legend. Any certificate representing the Shares issued pursuant to this Agreement prior to (i) the Company becoming required to file periodic reports pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, or (ii) the Shares becoming listed on one or more National Securities Exchanges (within the meaning of the Exchange Act) or quoted on NASDAQ, the New York Stock Exchange or a successor quotation system shall bear the following legend (or a legend substantially equivalent thereto), in addition to any other legend required by law or otherwise:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN FORFEITURE PROVISIONS AND TRANSFER RESTRICTIONS , AS SET FORTH IN A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH FORFEITURE PROVISIONS AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

11.           Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Section 11 of the Plan.

12.           Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultant(s) that the Participant deems advisable in connection with the RSUs and that the Participant is not relying on the Company for tax advice.

13.           Lock-Up Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act, the Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and the Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

14.           Effect of Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding terms of this Agreement), and hereby accepts this Agreement and agrees to be bound by its contractual terms as set forth herein and in the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Grant Notice and/or this Agreement, the Plan terms and provisions shall prevail.

15.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan. The Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant, vesting and settlement of the RSUs or the sale of Shares received upon settlement of the RSUs granted pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

16.           No Effect on Service Provider Status. This Agreement is not an employment or service contract, and nothing contained in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue as an Employee or Consultant , or of the Company or any Parent, Subsidiary or Affiliate to continue the Participant’s status (in any form) as an Employee or Consultant with the Company or any Parent, Subsidiary or Affiliate. The Company and/or any Parent, Subsidiary or Affiliate (as applicable) shall have the right, which is hereby expressly reserved, to terminate or change the Participant’s terms of employment or other service at any time for any reason whatsoever, with or without good cause, subject to the terms of any written agreement between the Participant and the Company or such Parent, Subsidiary or Affiliate.

17.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.	Miscellaneous.

a.             Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

b.             Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

c.             Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement (which signature may be either manual or electronic, including via application through eShares or similar platform). No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

d.             Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

e.             Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page (or as set forth in the eShares record associated with this Agreement), as subsequently modified by written notice, or if no address is specified on the signature page (or as set forth in the eShares record associated with this Agreement), at the most recent address set forth in the Company’s books and records.

f.              Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

g.             Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

h.             Counterparts. This Agreement may be executed in any number of counterparts (either manually or electronically or via application through eShares or similar platform), each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.